Exhibit 99.1

Enertopia Corporation announces listing on Canadian Securities Exchange

Kelowna, British Columbia--(Newsfile Corp. - January 9, 2023) - Enertopia Corporation (OTCQB: ENRT) ("Enertopia'' or the "Company") a company focused on building shareholder value through a combination of our Nevada Lithium claims, intellectual property, & provisional patents in the green technology space, is very pleased to provide the following update.

The Company is pleased to announce that effective at the open of market today, January 9, 2023, the Company's shares will begin trading on the Canadian Securities Exchange ("CSE") under the trading symbol ENRT. The shares will be quoted on the CSE in Canadian currency. Enertopia shares will also continue to be quoted and trade on the OTCQB under the trading symbol ENRT, in US currency.

Company information including Bid and Ask prices will be available on the CSE website at www.thecse.com

Enertopia has filed a listing statement dated January 6, 2023 (the "Listing Statement") with the CSE which is available on SEDAR under the Company's profile at www.sedar.com.

The Company believes its new listing on the CSE will provide better opportunities for Canadian investors to invest in Enertopia. This now gives Canadian investors the ability to use their Registered Retirement Savings Accounts or Tax-Free Savings Accounts to purchase Enertopia stock. Any investor requiring that Enertopia shares be listed on a qualified national stock exchange may now be able to invest in the Company.

The Company thanks its shareholders for their continued support.

About Enertopia

Defines itself as an Environmental Solutions Company focused on using modern technology on extracting lithium and verifying or sourcing other intellectual property in the EV & green technologies to build shareholder value.

Enertopia shares are quoted in the United States on the OTC Markets under ticker symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1-888-ENRT201.

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the patent pending technologies will be granted patents or show economic viability or West Tonopah Lithium project will ultimately have a drill defined resource and if so that that resource will be economic. User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The OTC Markets and the Canadian Securities Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.